                                                                    EXHIBIT 11.1

                                NOVA CORPORATION
                  COMPUTATION OF PRO FORMA EARNINGS PER SHARE
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                                                           Three Months Ended           Nine Months Ended
                                                              September 30,               September 30,
                                                       --------------------------  -------------------------
                                                             1995         1996         1995          1996
                                                       -------------  -----------  -----------   -----------
Weighted average Common Stock outstanding during
    the period                                           2,335,775   28,688,583    2,343,394    26,389,308
Cheap Stock (1)                                             52,069            0       52,069             0
Conversion of Preferred Stock into Common Stock         11,876,218            0   11,876,218             0
Dilutive effect of common stock equivalents                    ---    1,388,179         ---      1,756,594
                                                       -----------  -----------  -----------   -----------

    Total                                               14,264,062   30,076,762   14,271,681    28,145,902
                                                       ===========  ===========  ===========   ===========

Net income (loss)                                      $   400,000  $ 2,369,000  $(1,639,000)  $ 4,923,000
Less: Preferred Stock dividends                            147,145            0      430,758             0
                                                       -----------  -----------  -----------   -----------

Net income (loss) available for Common Stock and
     common stock equivalents                          $ 252,855    $ 2,369,000  $(2,069,758)  $ 4,923,000
                                                       =========    ===========  ===========   ===========

Per share amount                                           $0.02          $0.08       $(0.15)        $0.17
                                                       =========    ===========  ===========   ===========
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__________
(1) Pursuant to Securities and Exchange Commission Accounting Bulletin No. 83,
    common stock and common stock equivalents issued at prices below the assumed initial public offering price per share ("Cheap Stock") during the twelve months immediately preceding the initial filing date of the Company's
    Registration Statement for its public offering have been included as outstanding for all periods presented.

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